Exhibit 99.1

CEO Remarks

Thank you very much Paul.

Thank you everyone for joining us today, considering the circumstances.

These are unprecedented times. In many ways.

While the real estate industry has been adversely affected by COVID-19 and we have likely not yet seen its full economic fall out, we continue to believe that the value opportunity from our entitlements process remains largely intact. Yes, you heard me right. While many of our peers are revising their earnings projections downward Gyrodyne continues to believe in the value opportunity of our strategic plan and has actually increased our estimated liquidating distributions since we last met. Therefore, please allow me to voice my appreciation for those who have helped us navigate our closing chapters. First, I would like to thank our Board for its leadership throughout the process. I also want to thank my COO and partner in this venture, Peter Pitsiokos, and our small team of employees for their flexibility, focus and drive toward achieving our common goal – maximizing liquidating distributions while simultaneously having a positive impact on our community. Two people in particular that deserve commendation are Dawn Ibraham and Pat Lara. These two employees continue to be instrumental in enabling management to execute on all facets of our business while remaining lean and cost efficient. Thank you Dawn and Pat for your loyalty and hard work. Furthermore, I’d like to thank our team of experts at Cameron Engineering along with our lead land use attorney, Tim Shea, for their constant attention and diligent efforts toward our goal of receiving entitlements as expeditiously as possible.

It takes a village, both figuratively and literally, to achieve success. The people I just mentioned are just some of the members of our village. We have come together and joined the community of Saint James/ Smithtown towards a common goal – approval of our subdivision plan and the sewage treatment plant which will provide significant economic and environmental benefits to the community. I would be remiss to not acknowledge and thank the following people who have worked alongside us to successfully build this relationship with these communities to come together as one unified group:

The Town of Smithtown Supervisor Ed Wehrheim and his team for their feedback and support throughout the process

Matt Aracich – President of the Nassau Suffolk Building Trades Council

Chris McNamara - The President of the Smithtown Chamber of commerce

Natalie Weinstein - The President and Founder of Celebrate Saint James

These community leaders and their underlying organizations spoke on record and submitted various letters of support at various Town and County public hearings. In addition, these leaders and their colleagues were the boots on the ground supporting our grass roots campaign to ensure the town residents understood the economic and environmental benefits of our plan.

There were many other members of the community who supported us on this journey and I extend my apologies for not naming all of you.

Before I move on, I’d like to express my appreciation to NYS Republican senate nominee, Mario Matera, an active civic leader in the St James community who actively supports our subdivision and arranged and attended a meeting with Brookhaven Town’s State Assemblyman Engelbright. Through his efforts we now have an open dialogue with Assemblyman Engelbright.

Now to reflect on the ground we covered since we last met and discuss the driving roadmap toward the final distributions: (Pause)

In June 2019, the Town of Cortlandt adopted a resolution accepting the Draft Generic Environmental Impact Statement (“GEIS”) as complete for public review. The Town closed the public comment period affective June 30, 2020. The Town is in the process of reviewing the public comments and preparing the Final GEIS. We anticipate the adoption of the final SEQRA findings in the fourth quarter of 2020 followed by the Town adopting the Medical Oriented District (“MOD”) in the first quarter of 2021. Upon adoption of the MOD, we believe the Town will then approve our requested entitlements in mid-2021. As with all anticipated dates, these are subject to change due to unforeseen circumstances or events.

We are also receiving support from the residents and officials of the Town of Smithtown with regard to our proposed subdivision of the Flowerfield property. The Flowerfield subdivision project includes one, retaining the 130,000 square foot industrial park on two development parcels and two, dividing the remaining undeveloped acreage into a campus setting with three currently undeveloped parcels that are envisioned to include medical offices, assisted living facilities, and a hotel. The remainder of the campus includes the Flowerfield Caterers on a separate development parcel and two commonly owned parcels; one of which includes a sewage treatment plant.

In May 2018, the Planning Department of the Town of Smithtown issued a SEQRA Positive Declaration on our subdivision application. Over the following 15 months we made various submissions to the Town which culminated with the Town Planning Board adopting a resolution accepting our Draft Environmental Impact Statement as complete for public review. The Town closed the public comment period on January 24, 2020. We are in the process of finalizing our responses to the Town. We anticipate a Final Environmental Impact Statement accepted by the Planning Board and a Findings Statement during the current quarter allowing the subdivision to go forward. We anticipate needing 12 months from the date the Final Environmental Impact Statement is adopted to obtain technical approvals and believe we will close on sales of all undeveloped lots, including those not yet under contract, shortly thereafter.

At last year’s annual meeting I reported to you our strategy on repositioning a significant portion of the Flowerfield campus for lease to Stony Brook University and affiliated entities and another portion as a cultural hub comprising of leased space for the arts, health and wellness. As a result, we have leased approximately 34,000 square feet to Stony Brook University and related parties which more than doubled their footprint at Flowerfield since the onset of the strategy. These steps and others we are taking may ultimately lead to Flowerfield becoming the primary off-campus leasing choice for the University and its affiliated entities and a desirable cultural leasing option for the surrounding communities.

I further stated that we believe the steps we have taken to strengthen our appeal to existing and potential tenants in the arts have already enhanced the value of our light industrial park; we further believe these steps will support our efforts to sell the undeveloped portion of Flowerfield once it has been subdivided. In particular, the local community is now embracing the arts at Flowerfield and local newspapers are supporting Flowerfield as a cultural destination. We believe these initiatives will strengthen the support of the local community for the Flowerfield subdivision and make Flowerfield more attractive to prospective buyers of subdivided parcels. We continue to believe more than ever that there is significant net value associated with the entitlements we are pursuing, which we trust will be confirmed by the value we believe our shareholders will see when we sell the properties.

Although we’ve encountered some opposition and have worked reasonably to address legitimate concerns, the tremendous public support we’ve received from residents, civic organizations and town officials at various town and public hearings during 2019 and 2020 reflect the initial fruits of this strategy. And although the Coronavirus pandemic creates risk and uncertainty that must be considered, it is that public support that has helped us remain cautiously optimistic about achieving final liquidation date in 2021.

…which is a good segue to our Coronavirus Update

We transitioned all employees to work remotely to ensure their and their families’ safety prior to New York Governor Cuomo’s Executive Order requiring all non-essential employees to stay at home. Gyrodyne has always taken the initiative and our response to the pandemic is no exception. Today state, county and local officials are in the midst of a severe budget crisis as a result of the economic fallout from COVID-19. Gyrodyne’s subdivision plan provides a significant economic and environmental benefit to the Town and one that is unmatched by any other undeveloped parcel in Suffolk County. Rather than Gyrodyne being a deer in the headlights of the COVID-19 crisis, we took the lead and continued to charge forward while many other companies concentrated on freezing or cutting planned investments until the skies clear – typical Gyrodyne history – we took the lead in a time of crisis by maintaining our commitment to both our shareholders and the community and we will all soon benefit from the steps we took.

In addition to keeping to schedule for our strategic plan, we responded to the needs of the surrounding community with good corporate citizenship, as we’ve made our property available to non-profits for events and supported food drives.

Of course, our evaluation of the effects of the pandemic is ongoing. Some of our tenants are experiencing decreasing demand for their products and services which is impacting their ability to timely meet their lease obligations.

But we believe our strategic effort to upgrade our tenant base will help us withstand the current challenges. The investments we made over the last few years have resulted in approximately 61% of our leasing revenue from leases with New York State, Stony Brook University Hospital and its affiliates, and New York Presbyterian Hudson Valley Medical Center, along with various health care providers. The revenue and collections under those leases continue uninterrupted. The balance of our annual leasing revenue is from non-investment grade small businesses and not-for-profit corporations, which account for approximately 39% ($834,000) of our projected annual rental revenues for 2020. Although it is difficult to estimate the duration and full extent of the disruption, the impact of COVID-19 on our future results could be significant and will largely depend on future developments, which are highly uncertain. We are actively working with our tenants to manage and mitigate the impact of COVID-19 on them and on the Company’s operations, liquidity and resulting net asset value. These investments have clearly paid off as we have been able to largely mitigate bad debt stemming from the quarantine. During the second quarter, the rent and pass throughs for April through June, totaled approximately $806,000 and we collected approximately 590,000 through mid-July and believe the balance will be paid without any material rent abatements.

The COVID-19 public health crisis may also adversely impact our efforts to secure entitlements and the sale of our real estate. State and local governments are prioritizing COVID-19 crisis management and, to the extent possible, re-allocating resources, which may adversely impact the timeline of our entitlements and technical approvals. Furthermore, the real estate market is also expected to be adversely affected which could further negatively impact the timing of sales and the resulting value of our real estate.

Let’s move on to updating you on the Company’s finances.

Our first quarter 10-Q reflects an estimated liquidating value of $21.20 per share, a $3.09 per share increase over the liquidating value of $18.11 per share reported at the end of 2018. The improvement resulted from our pursuit of entitlements and the related sales efforts. These efforts led to a 33% increase in our estimate of what the total gross cash proceeds from the sale of our assets will be to approximately $48.3 million as reported in our 2019 10-K. While the Coronavirus pandemic and risk associated with the presidential election may certainly create headwinds for the economy and credit and real estate in particular, we are cautiously optimistic that we can achieve additional increases in value upon receipt of entitlements within the projected timeframe. The major factors behind maintaining our estimated distributions despite extending the estimated completion date of our liquidation to 2021 are the increase in the real estate value of approximately $12.0 million to date offset by anticipated increased costs of $7.6 million. Approximately $3.8 million of such projected costs are directly attributable to increasing the real estate value and the anticipated incremental selling costs. The balance is comprised mainly of future net operating costs of $2.0 million resulting from extending the ending liquidation date and projected additional entitlement costs of approximately $1.8 million. The incremental costs are mitigated in part by not hiring replacements stemming from the 33% reduction in employees during 2017 and other cost savings. As a reminder, while the value of the real estate increased to date, such value is predicated on current real estate values and reflects some but not all of the potential increased value that may result from the receipt of entitlements. By pursuing the entitlements, we hope to realize a greater net return to shareholders from the sale of the remaining properties.

Through June 2020, we procured non-recurring credit line facilities totaling $6 million with approximately $2.2 million drawn upon to address certain leasing and related capital improvement needs as well as approximately $2.1 million for working capital needs. The debt facilities were necessary to ensure we had sufficient funding available to operate the Company through the entitlement and liquidation process. In addition, this month we closed on a bridge loan for $2.5 million on the Cortlandt Manor property to further enhance our access to credit while we weather the economic headwinds previously discussed.

Let us now discuss our sales and marketing efforts.

I can say without compromising our negotiating position that our entitlement applications have generated a great deal of interest among potential buyers and we will of course make prompt public disclosure of any definitive agreements we may reach.

Our broker is actively soliciting and educating potential buyers on the entitlements being pursued in both Cortlandt Manor and Flowerfield. We believe the marketing campaign will reduce the time necessary to close on all property sales following the anticipated receipt of the entitlements in 2021.

On August 27, 2019 we entered into a Purchase and Sale Agreement for the sale of an approximately 9.0-acre parcel of vacant land at Flowerfield to a regional assisted living provider, for a purchase price of $16,800,000.

On December 7, 2019 we entered into a Purchase and Sale Agreement for the sale of approximately 4.5 acres of our property in Cortlandt Manor, together with the improvements thereon for a purchase price of $5,720,000

On May 11, 2020, we entered into a Purchase and Sale Agreement for the sale of an approximate 5.0-acre parcel of vacant land, which is non-contiguous to and not part of the Flowerfield complex in Smithtown, for $500,000.

In summary, although there can’t be assurances and the process is largely in the hands of local officials over whom we have little control, we anticipate the receipt of entitlements for both properties in 2021 and are pursuing our marketing efforts to ensure that the respective sales and distributions occur soon thereafter. We will make prompt disclosure of any additional agreements and look forward to reporting and announcing and paying final distributions stemming from the closing of such agreements accordingly.

Last September we informed you that the timeline to achieve entitlements had to be extended to the end of 2021 mainly because of comments related to the positive declaration issued under SEQRA by the Town of Cortlandt on its Medical Oriented District and the Town of Smithtown on our subdivision application. We are doing everything possible to expedite the process. That said, we must always remember that the timing for achieving entitlements is ultimately under the control of the local municipalities.

Finally, while we still believe that pursuit of entitlements and subsequent sales of individual properties or subdivisions will maximize distributions to shareholders, we remain open to offers for the properties in their current entitlement status. Above all, we are committed to maximizing future liquidating distributions in a timely manner under our business plan of liquidation.

I thank you very much for your attention and your confidence.